Exhibit 10.7

EMPLOYMENT AGREEMENT

BETWEEN

PHARMALINK AB

AND

RENEE AGUlAR-LUCANDER

May 1, 2017

EMPLOYMENT AGREEMENT

This Employment Agreement (the ‘‘Agreement”) is effective as of May 1, 2017,

BETWEEN:

Pharmalink AB, (556659-9766) Wallingatan 26B, 1 ] 1 24 Stockholm (“Pharmalink”); and

Renee Aguiar-Lucander [***] (the “Employee”).

1.	Position and Responsibility

1.1.	The Employee is employed as Chief Executive Officer (Sv:VD) for Pharmalink and shall report to the board of directors of Pharmalink. The employment includes all reasonably industry standard duties and obligations of a Chief Executive Officer. The Swedish Employment Protection Act (1982:80) (SW: lagen om anstallningsskydd) shall not apply to this Agreement.

1.2.	The employment; is on a full time basis, shall commence May 1, 2017, and shall continue until the end of the termination period following termination in accordance with Article 7.

1.3.	The Employee shall materially perform the employment in Stockholm but acknowledges and accepts that the employment may from time to time include significant travel time.

2.	Loyalty

This Agreement is based on mutual loyalty and trust. During the term of the Agreement the Employee shall always promote and protect the interests of Pharmalink and shall not be engaged in providing services, promoting or otherwise facilitating any activities which may have a prejudicial effect on the duties associated with the position in Pharmalink ..

Unless otherwise approved in writing by Pharmalink on a case by case basis, the Employee shall devote all her working time to Pharmalink and shall not be engaged in providing services, promoting or otherwise facilitating any other business activity, irrespective of whether such business competes with Pharmalink or not.

It is noted that Pharmalink has approved that the Employee,

(i) is engaged in and serves as chairman of the board of directors in Simparel Inc and as member of the board in EnXray Ltd, and,

(ii) continues other on-going board assignments during a transition period of six months with the purpose of facilitating replacement, but

(iii) always subject to that in case of conflict of interest and/or time Pharmalink shall have priority.

The Employee warrants that she is not engaged in any activity in conflict with this Section when signing this Agreement.

3.	Remuneration and benefits

3.1.	The Employee is entitled to a monthly base salary of SEK 190 000 (the “Base Salary”), The Base Salary shall be paid monthly in arrears on dates according to the regular salary routines of Pharmalink. No compensation shall be paid for overtime work as this has been accounted for in establishing the Base Salary.

3.2	The Base Salary of the Employee shall he subject to annual review, commencing January 2018, taking into account the Employee’s performance during the previous year.

3.3	Subject to prior approval in each case Pharmalink shall reimburse the Employee for reasonably necessary and approved business expenses in connection with performance of the Employee’s duties. Requests for reimbursement for such expenses shall be accompanied by appropriate documentation. The Employee shall maintain records and written receipts as reasonably requested by Pharmalink to substantiate such expenses.

3.4	Bonus Plan. Pharmalink shall for each full calendar year starting 2018 establish a personal bonus plan for the employee based on one or several milestones to be achieved during such calendar year including a scale with the possibility for the employee to receive a bonus salary of up to 30% of the Base Salary based on how many of the milestones are achieved (the “Bonus Plan”). It is expressly understood that the Bonus Plan is established by Pharmalink meaning that selection of, and scale of value for each milestone event shall be exclusively determined by Pharmalink at its sole discretion. For the remainder of 2017 Pharmalink shall establish a Bonus Plan including a scale with the right for the employee to receive a bonus salary of up to 20 % of the Base Salary based on how many of the milestones are achieved

3.5	Option Plan. Pharmalink grants the Employee the right to participate in an employee incentive program issued by Pharmalink no later than May 31, 2017 providing rights to acquire shares in Pharmalink (the “Option Plan). The Employee shall be offered participation which during a period of up to three years, to the extent fully accepted, paid, vested and exercised by the Employee, provides the right to purchase an amount of shares in Pharmalink that on the day of issue of the Option Plan is equal to 2,5% of the total amount of outstanding shares in Pharmalink on the same terms and conditions that apply to the Option Plan.

3.6	The Employee is entitled to 6 weeks paid annual leave (excluding public holidays) and shall receive “advance-vacation” (Sw förskottssemester) providing 3 weeks vacation for 2017. After 2 years of employment this “advance-vacation” /Sw förskottssemester) shall be waived.

3.7	Pharmalink shall pay a monthly premium equal to 20 per cent of the Employee’s Base Salary to an occupational pension insurance (SW: tjänstepensionsforsakring) designated by the Employee.

3.8	In case of the Employee’s absence due to sickness, the provisions of the Swedish Sick Pay Act (1991:1047) (SW: Iagen om sjuklön) and the Swedish regulations on Sickness Benefit (SW: Sjukpenning) shall apply. The Employee shall be registered at the Swedish regional social insurance office (SW: Svensk Försäkringskassa). Additionally Pharmalink shall pay the following compensation during the Employees such absence after deduction of what the Employee is entitled to receive from any other insurance including Försäkringskassan:

(i) Day 1-3; Nothing.

(ii) Day 4-14; 70 % of the Base Salary.

(iii) Day 15-90; 80 % of the Base Salary.

(iv) Day 91 and onwards Pharmalink shall not pay any compensation.

3.9	Without undertaking any obligation to the Employee, Pharmalink shall to the extent practical and in compliance with law, regulations and other agreed commitments aim to offer the Employee the right to participate as a purchaser of shares in any following new share issue in Pharmalink.

4.	Intellectual Property and Results

4.1	All rights to any data, information, material and results, and all intellectual property rights related thereto, made, written, designed or produced by the Employee during the term of this Agreement (the “Results”) shall be vested in and owned by Pharmalink without any further compensation to the Employee than the Base Salary. For the avoidance of doubt, Pharmalink shall without any restrictions have the right to freely develop, alter, license assign and otherwise dispose Results at Pharmalink’s discretion.

4.2	The Employee has no right to directly or indirectly in any way use or exploit the Results during the term of her employment or thereafter unless a written agreement regarding such use has been entered into with Pharmalink.

4.3	The Employee agrees and undertakes without any additional compensation to execute all such deeds and documents that, in Pharmalink’s sole discretion, are necessary or desirable in order for Pharmalink to be able to protect, register, maintain and in any other way be able to fully enjoy Pharmalink’s rights to Results.

5.	Confidentiality

5.1	The Employee undertakes to not at any time during the employment or afterwards utilise or disclose (unless required by the performance of the duties under the employment agreement with Pharmalink, by law or through written permission from Pharmalink) any information relating to Pharmalink or any of its associated companies that Pharmalink reasonably wishes to keep confidential, including but not limited to, information concerning Pharmalink’s or any associated company’s science projects, affairs, business plans, agreements, profitability, operations, experience, investigation methods, personnel, business concepts, marketing campaigns, etc.

5.2	All business records, information, papers and documents kept or made by the Employee during the employment, relating to the business of Pharmalink, shall be and remain the property of Pharmalink at all times. At any time upon the request of Pharmalink, the Employee shall promptly deliver to Pharmalink, and shall retain no copies of, any written materials, records and documents made by him or otherwise in her possession while employed by Pharmalink concerning the business or affairs of Pharmalink other than personal materials, records and documents not containing proprietary information relating to such business or affairs.

5.3	The Employees obligations of confidentiality and non-use are not limited in time and shall remain in force after the employment has ceased with Pharmalink.

6.	Non Competition

6.1	During the term of the Agreement the Employee undertakes not to, without the prior written consent of Pharmalink, make preparations or carry out, directly or indirectly, any business or activity which competes or conflicts with Pharmalink, or in other manners, directly or indirectly, accept employment, perform services or acquire ownership in any business or activity that carries out such business or activity or in other ways assist such business or activity.

6.2	Pharmalink shall have the right and option to enforce the restrictions of non-competition in Section 6.1 for a period of 12 months following the term of this Agreement. During such period the Employee shall notify Pharmalink in writing at least 45 days prior to undertaking any activity that may conflict with Section 6.1. In the event Pharmalink approves in writing or does not respond within the 45 day period the requested activity shall be considered approved. In the event Pharmalink disapproves in writing within the 45 day period the Employee may not undertake the requested activity and Pharmalink shall in such case as compensation for the inconvenience which the restriction entails pay to the Employee each month the difference between the Base Salary on the date on which her employment ceased, and all other compensations which the Employee subsequently earns directly or indirectly in any new activity. However, the payment shall at no time exceed fifty (50) percent of the Base Salary and it shall be payable only during the period which Pharmalink selects at its discretion to enforce the non-competition restrictions.

7.	Term and Termination

7.1	This Agreement shall remain in force from the date of signature below until the end of the termination period following termination in accordance with this Article 7.

7.2	Each party shall have the right to terminate this Agreement for material breach by the other party by giving 30 days prior written notice.

Each party shall have the right to terminate this Agreement without cause by giving the other party written notice of such termination;

(i) in case of termination by the Employee with 6 months prior written notice,

(ii) in the case of termination by Pharmalink with 12 months prior written notice, and

(iii) the Employee shall be obligated to continue to work and carry out the obligations of the employment for 6 months following notice of such termination and shall thereafter have no further obligation to carry out any work or other services for Pharmalink.

7.3	In the event Pharmalink is subject to a Change of Control (as defined below); (i) the Employee shall within a period of 30 days following such Change of Control have the right to terminate this Agreement in writing with 18 months prior written notice, and the Employee shall be obligated to continue to work and carry out the obligations of the employment for 6 months following notice of such termination and shall thereafter have no further obligation to carry out any work or other services for Pharmalink, and (ii) in the event Pharmalink within a period of 30 days either before or after the Change of Control gives notice of termination of the Agreement, for any reason except material breach by the Employee, the consequences of such termination shall be the same as set forth in 7.3 (i) above. For purpose of this Section Change of Control means the occurrence of any acquisition, consolidation or merger with or into any third party, or any other corporate reorganization involving a third party (the “Third Party”), in which (i) those persons or entities that are shareowners of Pharmalink immediately prior to such transaction are in control of less than fifty percent (50%) of Pharmalink’s voting power immediately after such transaction, and (ii) the Third Party is in control of more than fifty percent (50%) of Pharmalink’s voting power immediately after such transaction. This Section 7.3 shall not apply to an IPO nor any following transactions where the shares of Pharmalink are traded on a public stock exchange.

7.4	Following any notice of termination of this Agreement Pharmalink shall at its discretion have the right to remove and relieve the Employee from her position as managing director and restrict access to any facility and information of Pharmalink.

7.5	Following termination of this Agreement, or at earlier the request of Pharmalink, the Employee agrees to return all tangible information, reports, papers, documents and any other property, including copies and duplicates thereof, which were entrusted to him or which came into his possession in connection with the employment.

7.6	Termination of this Agreement shall not affect rights and obligations that have accrued prior to such termination, and Articles 4, 5, 6, 7, 8 and 9 shall survive any termination or expiry of this Agreement.

8.	Governing Law and Dispute resolution

8.1	This Agreement shall be governed by laws of Sweden without regard to its principle of conflict of laws.

8.2	Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be solved by arbitration at the Arbitration Institute of the Stockholm Chamber of Commerce.

8.3	The rules for expedited arbitrations shall apply, unless the Arbitration Institute, taking into account the complexity of the case, the amount in dispute and other circumstances determines that the general rules for arbitration of the Institute shall apply. In the latter case, the Institute shall also decide whether the tribunal shall be composed of one or three arbitrators. The arbitral proceedings shall be held in Stockholm, Sweden.

9.	Entire Agreement

This Agreement may only be amended or changed by an instrument in writing duly executed and signed by the parties.

This Agreement has been executed in two (2) original counterparts, of which the parties have taken one each.

Date	04/29/17

Pharmalink AB

/s/Maria Carell	/s/Renee Aguiar-Lucander
Maria Carell (Chairman of the board)	Renee Aguiar-Lucander